Exhibit 99.1

PRESS RELEASE

Company contact:

Ray Christie
Phone: (510) 668-2200, or
Email: rchristie@thermawave.com

Hermes-Epitek to Distribute and Service
Therma-Wave Metrology Products in Select Asian Markets

Hermes-Epitek to serve Therma-Wave customers

in Taiwan, China, Singapore and Malaysia

FREMONT, Calif.—April 19, 2005—Therma-Wave, Inc. (NASDAQ: TWAV), a worldwide leader in the development, manufacture and sale of process control metrology systems used in the manufacture of semiconductors, today announced it has signed an exclusive representative agreement with Hermes-Epitek Corporation, a top-tier representative for semiconductor equipment firms in Asia, to distribute and service Therma-Wave’s leading edge Therma-Probe and Opti-Probe family of metrology products.

In an effort to increase customer satisfaction, expand market share, and improve operating efficiency, Therma-Wave is transitioning from a direct sales and service model to an exclusive representative model in select Asian markets. Hermes-Epitek will immediately undertake sales efforts for Therma-Wave metrology products in Taiwan, China, Singapore and Malaysia. Following a transition period of approximately two months, Hermes-Epitek will assume the role of providing service, logistics and applications support to Therma-Wave’s customers in those markets. Therma-Wave will continue to serve customers located in Japan and Korea with no change to the existing model.

“With customer satisfaction as our top priority, Therma-Wave has partnered with Hermes-Epitek. This change is consistent with our global strategy to deliver to our customers the highest quality of service, sales support, and training,” stated Boris Lipkin, president and chief executive officer of Therma-Wave. “Our transition to a representative model in select Asian markets complements our recent initiatives to streamline Therma-Wave’s domestic organizational structure. Overall, these efforts are aimed at focusing our resources on developing the most innovative metrology solutions available worldwide, delivering the highest possible level of customer satisfaction, implementing the most cost efficient operating structure and returning Therma-Wave to long-term profitability,” concluded Mr. Lipkin.

1250 Reliance Way • Fremont California 94539 • Phone (510) 490-3663 • Fax (510) 656-3852

“With Therma-Wave’s reputation as a proven worldwide leader in the field of semiconductor metrology solutions, combined with the strength of Hermes-Epitek’s Asian semiconductor sales and support network, this is clearly a winning combination. With more than 25 years of experience representing international semiconductor equipment companies in the Asian market and a client list which includes major semiconductor manufacturers throughout the region, Hermes-Epitek is well positioned to meet or exceed the needs of Therma-Wave’s customers,” stated Archie Hwang, chairman and chief executive officer of Hermes-Epitek Corporation.

Therma-Wave expects to record charges relating to the restructuring of its Asian operations during the Company’s first two quarters of fiscal 2006.

About Hermes-Epitek Corporation

Established in 1977, Hermes-Epitek Corp. has been a leading valued-added full-service house for semiconductor and flat panel display manufacturing equipment and process technologies. In the ever changing technology world, the company has been strengthening this core value continuously. Hermes has a fully equipped clean room, which not only enables Hermes to work together with suppliers and partners, but also allows Hermes’ vendors to provide equipment, process knowledge and engineering support close to the customer base. Moreover, the training center located at Hermes Headquarters is able to make use of a wide range of IC Fab equipment for both 200 and 300 mm processes. More information about Hermes can be found at www.hermes.com.tw.

About Therma-Wave, Inc.

Since 1982, Therma-Wave, Inc., has been revolutionizing process control metrology systems through innovative proprietary products and technologies. The company is a worldwide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading-edge products to the semiconductor manufacturing industry for the measurement of transparent and semi-transparent thin films; critical dimensions and profile of IC features; for the monitoring of ion implantation; and for the integration of metrology into semiconductor processing systems. For further information about Therma-Wave, Inc., access the web site at: www.thermawave.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements related to the amount of time required for a transition, focus of resources on developing innovative solutions, enhancement of customer satisfaction and levels of customer support, growth of our sales in the region and charges related to restructuring of our Asian operations. Factors that could cause actual results to differ materially from the forward-looking statements include the cyclicality of our business, the loss of one or more large customers in the region,

1250 Reliance Way • Fremont California 94539 • Phone (510) 490-3663 • Fax (510) 656-3852

our ability to protect our intellectual property, our ability to successfully compete against larger companies, our ability to access additional capital in the future, our ability to develop new and advanced products in the future, our ability to attract and retain key personnel, our ability to receive supplies from single source suppliers, possible disruptions to our business and the impact on remaining employees of the restructuring activities, disruptions at our manufacturing facilities and general political, economic and stock market conditions and events, both domestically and internationally. These factors and others are described in more detail in our public reports filed with the Securities and Exchange Commission, such as those discussed in the “Risk Factors” section filed as Exhibit 99.1 to our Annual Report on Form 10-K for the fiscal year ended March 28, 2004, all quarterly reports on Form 10-Q for the following fiscal quarters, all subsequent current reports on Form 8-K and all of our prior press releases. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no duty to update these forward-looking statements.

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1250 Reliance Way • Fremont California 94539 • Phone (510) 490-3663 • Fax (510) 656-3852